EXHIBIT 10.2

CONSULTING AGREEMENT

This Independent Agreement (“Agreement”) dated as of the 10th day of October, 2024 (the “Effective Date”), is between Vireo Health, Inc., a Delaware corporation (the “Company”) and Joshua Rosen (“Consultant”).

Recitals

WHEREAS, Company desires to engage Consultant to perform certain Services (as defined below) for Company on an consulting basis.

WHEREAS, the parties wish to set forth in writing the terms and conditions of this consulting engagement.

Agreement

NOW THEREFORE, in consideration of the promises contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1.             Term. Company hereby engages Consultant in the capacity set forth in this Agreement, and Consultant hereby accepts this engagement, for the term that begins on October 10, 2024 and shall continue until December 31, 2026, or such other period of time to which the parties have agreed in writing (the “Term”). This Agreement shall not have any automatic renewals. Either party may terminate this Agreement immediately for failure to perform Services or other breach after notice and reasonable opportunity to cure. All obligations under Sections 6, 7, 8, 9, 10, 12, 15, 16, and 19 of this Agreement shall survive termination or expiration of this Agreement.

2.            Services. During the Term, Consultant shall provide the services described in Exhibit A hereto to Company on an as-needed basis (the “Services”). Exhibit A may be amended from time to time during the Term by written consent of both parties. Company will designate a principal liaison to approve or reject Consultant’s work under this Agreement, who shall initially be the Company’s CEO (the “Company Representative”). To the extent of a conflict between the terms of this Agreement and Exhibit A, the terms of this Agreement shall supersede and be controlling. The Services shall be performed at times and places as shall be mutually convenient for Company and Consultant, and Consultant shall exercise independent judgment as to the method for accomplishing the Services. The nature, extent, period of performance, and limitations of the Services provided will be mutually agreed to by Company and Consultant. Consultant shall: (i) devote whatever time, effort and resources may be reasonably necessary or required to provide Services hereunder in a professional manner; (ii) at all times in the performance of the Services, comply with all applicable laws, codes and regulations and other instructions, standards of conduct, policies and procedures established and/or promulgated by Company, orally or in written or electronic form, which may be amended from time to time; (iii) provide its own materials, supplies, equipment and tools in the performance of the Services; and (iv) have sole and complete control over the method and means to be used in the performance of the Services. Company does not control the manner or means of Consultant’s transportation to any worksite. In performing the Services, Consultant shall: (i) maintain all licenses and permits necessary to perform the Services and (ii) perform the Services in a timely and satisfactory manner.

3.             Compensation.

A.            Fees. Company agrees to pay Consultant the sum of $1,000.00 per hour spent on requested consulting services during the term of this Agreement. Company will issue a form 1099 for all payments made and other compensation given, if required by applicable law.

B.            Payment. Consultant will submit invoices for the performance of Services for Company on a monthly basis, in arrears. Payment will be processed within thirty (30) days of Company’s receipt of Consultant’s undisputed invoice.

4.             Expenses. Consultant shall be responsible for paying all expenses incurred by Consultant in performing this Agreement, including but not limited to travel, food, lodging, office space, furniture, equipment, tools, secretarial, telephone and other expenses. Company will reimburse Consultant only for expenses related to travel, food, and lodging related to Company’s business, within thirty (30) days of submittal of Consultant’s expense report approved by the Company Representative.

5.             Assignment. This is a contract for personal services by Consultant, and this Agreement may not be assigned by Consultant to any party without the prior written consent of Company.

6.             Independent Contractor. Consultant shall be for all purposes an independent contractor of Company and not, solely by reason of the existence of this Agreement, an employee, partner, or owner of Company and shall not participate in any employee benefit program of Company by reason of this Agreement. Except as required by law, Company shall not withhold any sums from the compensation payments to be pursuant to Section 3 for Social Security, FICA, unemployment, employment, or other federal, state, or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely the responsibility of Consultant. Neither Consultant nor employees of an entity for which Consultant serves as an employee, partner or other type of owner, shall be entitled to receive any benefits which employees of Company receive and shall not be entitled to receive from Company workers’ compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of and work or Services provided to Company. Consultant shall be solely responsible for paying: (i) its employees, if any, and all taxes, FICA, workers’ compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing and other benefits for Consultant and its employees, servants and agents; and (ii) any employees of a business entity for whom Consultant serves as an employee, partner or other type of owner. Consultant will defend, indemnify, and hold harmless Company from any and all loss or liability, including attorney’s fees, arising from its failure to make these payments, withholdings, or benefits, if any. Consultant shall: (i) be totally and solely responsible for the timely reporting and payment of all income or other taxes and other governmental liabilities resulting from the performance of its Services hereunder, (ii) pay all self-employment and other taxes, including income taxes and estimates thereof, as shall be required by the Internal Revenue Code and the laws, rules, and regulations of any other government entity having jurisdiction over Consultant, and (iii) indemnify, defend and hold Company harmless for any tax or other liability arising from or related to Consultant’s failure to timely report and pay all income or other taxes or other governmental liabilities relating to compensation received from Company or otherwise relating to the Services.

7.             [Intentionally Omitted]

8.             Confidential Information.

A.            Defined. For the purposes of this Agreement, the term “Confidential Information” means all information in whatever form (whether oral, written, electronic, paper, or other medium), concerning Company, furnished by or on behalf of Company to Consultant, or learned by Consultant as a result of the Services, at any time (whether before or after the date of this Agreement) and in each case, regardless of the manner in which the medium in or on which such information is furnished, stored or displayed, including without limitation: (i) the occurrence and subject matter of the Services; (ii) all information, products, plans, methods, ideas, intellectual property, trade secrets, compensation data, financial information, marketing strategies and information, programs and services, inventions, processes, designs, sketches, drawings, business opportunities, projections, developments, know-how, formulae, computer software and programs, (including all code) and intellectual property, prospects, pending projects and proposals, pricing information, technical data, customer and supplier lists, customer prospect lists, product and equipment designs or enhancements, concepts, inventions and ideas, and other developments and techniques, other trade secrets or confidential or proprietary information, whether patentable or copyrightable or not, and other information that is not generally known or readily ascertainable by other persons. Written information supplied to Consultant may be marked “CONFIDENTIAL” when feasible, but the failure to so mark such information shall not be deemed a waiver by Company of confidentiality.

B.            Exclusion. “Confidential Information” shall not include any information which: (i) was in the possession of Consultant at the time it was first disclosed by or on behalf of Company as evidenced by written or tangible evidence; (ii) was in the public domain at the time it was disclosed to Consultant; (iii) enters the public domain through sources independent of Consultant and through no act or omission of Consultant; or (iv) was lawfully obtained by Consultant from a third party not under an obligation of confidentiality to Company.

C.            Use of Confidential Information. Consultant agrees that Confidential Information shall be used solely for the purposes of performing the Services (“Permitted Purposes”). Consultant agrees: (i) not to disclose (or permit disclosure of) any Confidential Information (or any portion thereof) to any person or entity; (ii) not use the Confidential Information for its own purposes, or any other purposes other than Permitted Purposes; and (iii) to keep all such Confidential Information confidential and shall exercise all responsible care to prevent disclosure of such Confidential Information to any third party, except as authorized in writing by Company or where required to provide the Services contemplated hereunder. Dissemination of Confidential Information by Consultant shall be limited to those who are directly involved in the Services and whose duties justify their need to know such information, provided that Consultant shall restrict the use of such Confidential Information solely for Permitted Purposes. Consultant shall immediately notify Company in writing of any unauthorized use or disclosure of Confidential Information which may come to its attention.

D.            Ownership. Consultant agrees that: (i) Confidential Information and all goodwill associated with or symbolized by such Confidential Information are and shall remain the sole property of Company; (ii) no action by Company shall be deemed to constitute or result in an assignment of any Confidential Information to Consultant or the creation of any equitable or other interest herein or to grant Consultant the right to use the Confidential Information except as contemplated herein; (iii) all legal rights in the Confidential Information, including the right to patent any technology arising therefrom, shall belong exclusively to Company; and (iv) this Agreement does not constitute a license of any Confidential Information.

E.            Mandatory Disclosure. In the event Consultant is legally compelled to disclose any Confidential Information, to the extent permitted under applicable law or regulation, Consultant shall promptly give notice to Company so that Company may seek to quash such compulsion or to obtain an appropriate protective order. In the event Company does not (or seek to) quash such compulsion, and regardless of whether a protective order is obtained, Consultant shall disclose only such limited portion of the Confidential Information as is required to avoid sanction by the court having jurisdiction of such matter.

F.            Return of Documents / Cessation of Use. Where permitted under applicable law or regulation, in the event the Agreement is terminated for any reason, or at any time within five (5) days following Company’s request, Consultant shall: (i) promptly return (or upon Company’s written direction, destroy) all documentation (whether original or copies whether electronic or other medium) and other materials (whether tangible or stored in any storage medium, and whether prepared by Company or Consultant from information supplied by Company) containing any Confidential Information to Company without retaining any copies thereof; and (ii) immediately cease any use of the Confidential Information.

9.             Intellectual Property.

A.            Definitions.

(i)            “Intellectual Property” means any idea, trademark, logo, brand, domain name, data, invention, discovery (whether or not patentable, whether or not put into writing, and whether or not reduced to practice), trade secret, suggestion, works of authorship (within the purview of the copyright laws of the United States of America, whether or not they can be patented or copyrighted) or similar materials, design, process, technique, system, algorithm, source code, technology, software (whether or not they are in writing or reduced to practice), improvement, modification, innovation, formula, or shop right (whether or not patentable, whether or not put into writing, and whether or not put into practice) made, generated, or conceived by Consultant (whether alone or with others).

(ii)           “Company’s Intellectual Property” means all Intellectual Property that Consultant generates during Consultant’s engagement with Company and for one (1) year thereafter, whether alone or in collaboration with others, related directly to the Company’s businesses. Company’s Intellectual Property includes ideas or concepts that are not embodied in any tangible form. The tangible work product that Consultant creates during Consultant’s engagement with Company, such as product specifications and product documentation, will be Company’s Intellectual Property, and the ideas and concepts incorporated in that tangible work product will also be Company’s Intellectual Property. Consultant specifically agrees that any Intellectual Property that Consultant makes, generates, conceives or discloses during Consultant’s engagement with Company will be deemed Company’s Intellectual Property unless Consultant specifically identifies with clear detail that Intellectual Property on Schedule 1 attached to this Agreement as previously made, generated or accessed by Consultant. For purposes of this Agreement, any Company’s Intellectual Property relating directly to the business of Company or to Company’s actual or demonstrably anticipated research or development with respect to which Consultant files a patent or copyright or trademark application during the term of Consultant’s engagement with Company and within one (1) year after termination of engagement with Company shall be presumed to be Company’s Intellectual Property conceived by Consultant during the period of its engagement with Company, rebuttable only by accurate, written and duly corroborated evidence that such Invention was not first conceived by Consultant until after the termination of its engagement with Company.

B.            Documentation and Disclosure of Company’s Intellectual Property. During Consultant’s engagement with Company, Consultant will promptly and fully disclose (including a description of the nature of) or otherwise make available to Company any information about and/or the existence of, Company’s Intellectual Property, whether or not requested by Company. Consultant will also keep current, accurate, and complete notes, data and records (collectively, “Records”) of all Company’s Intellectual Property, in the manner and form provided in Company’s policies and procedures, or as otherwise requested by Company. All Records will be deemed Company’s Intellectual Property, and Consultant will promptly provide all Records to Company upon termination of Consultant’s engagement with Company, or such earlier time as Company requests; notwithstanding the foregoing, Consultant shall be permitted to retain copies of such Records to the extent required under applicable law and regulation and for the period of time mandated by such law or regulation.

C.            Ownership and Assignment of Company’s Intellectual Property. Consultant agrees that all of Company’s Intellectual Property, including any original works of authorship made by Consultant or in collaboration with others within the scope of Consultant’s engagement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101, et seq.), and thus the exclusive property of Company. Consultant hereby irrevocably assigns and transfers to Company all of Consultant’s right, title and interest in any original works of authorship and any and all Company’s Intellectual Property (to the extent not deemed a “work made for hire”), whether currently subsisting or subsequently created. During the term of Consultant’s engagement with Company and at any time thereafter, Consultant will:

(i)            execute any additional documents reasonably requested by Company to evidence or give effect to that assignment, and otherwise to vest the entire right and title to any of Company’s Intellectual Property in Company; and

(ii)           render such additional assistance as Company may reasonably request to perfect all such assignments and to protect such Company’s Intellectual Property, including performing any other reasonable acts necessary in Company’s opinion and at its expense to preserve property rights in Company’s Intellectual Property against forfeiture, abandonment, or loss and to obtain and maintain letters patent and / or copyrights on Company’s Intellectual Property. At Company’s option, such additional efforts will include the preparation and execution of the documents, in a form satisfactory to Company, that are necessary to register any copyright, or to obtain patent protection in any patent office. Company will reimburse Consultant for Consultant’s reasonable costs if Company requires Consultant assistance after termination of Consultant’s engagement with Company.

Consultant hereby designates and appoints Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for and in Consultant’s behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

10.          Remedies. The parties agree that: Consultant’s obligations in Sections 8 and 9 of this Agreement are necessary and reasonable in order to protect Company and Company’s business. Consultant agrees that the remedy at law for any breach of the provisions of this Agreement will be adequate as defined by the Court.

11.          Notices. All notices and other communications shall be in writing and shall be deemed to have been duly given if delivered via: (i) personal delivery; (ii) expedited delivery service with proof of delivery; (iii)      registered or certified United States mail, postage prepaid; or (iv) upon delivery by email, addressed to the appropriate party as follows:

To Company:	Vireo Health, Inc. 207 South Ninth Street Minneapolis, MN 55402 Attn: General Counsel ***	To Consultant:	Joshua Rosen ***

or to any other address as the person to whom notice is to be given may have previously furnished to the other in writing as set forth above, provided that notice of an address change shall be deemed given only upon receipt.

12.          Warranties. Consultant will perform the Services diligently and in accordance with accepted and sound professional practices and procedures. Consultant represents and warrants that: (i) Consultant is free of any obligation or restriction that would prevent Consultant from entering into this Agreement or impede Consultant’s ability to perform the Services; and (ii) Consultant’s performance of the Services will not involve the use or disclosure of any trade secret information of any third party or the infringement of any patent or copyright of any third party.

13.          Entire Agreement and Amendment. This Agreement: (i) constitutes the entire agreement between the parties relating to this consulting engagement and supersedes all prior agreements or understandings between Consultant and Company or their agents with regard to the same subject; and (ii) may be changed, modified, or terminated only by an agreement in writing signed by the parties hereto.

14.          Severability. Each provision, section, sentence, clause, phrase, and word of this Agreement is intended to be severable. If any provision, section, sentence, clause, phrase, and word hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement, provided that: (i) each party receives the substantial benefit of its bargain with respect to the transaction contemplated hereby; and (ii) the ineffectiveness of such provision would not result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

15.           Indemnification. Consultant and Company shall mutually indemnify, defend and hold the other parties officers, directors, and employees harmless from and against any and all liabilities, claims, demands, proceedings, obligations, assessments, losses, costs, damages, or expense, of any nature whatsoever, contingent or otherwise (including, without limitation, any and all judgments, degrees, equitable relief, extraordinary relief, settlements, awards, attorneys’ fees, court cost, including arbitrators’ fees) (collectively, “Claims”) that are incurred, sustained, suffered, or assessed against the indemnified party, arising out of, relating to, or as a result of alleged or actual disregard or breach of this Agreement or any policies, principles, or guidelines, any action, inaction, negligence, misconduct, error or omission and any activity, or request of additional scope of work.

16.          Remedies. In the event of any breach by Consultant or Company of any of the provisions of this Agreement, each party, in addition to any other rights, remedies or damages available at law or in equity, will be entitled to recover all costs and expenses, including without limitation attorneys’ fees, incurred by either party, its successors and assigns as a consequence of any such breach.

17.          Non-Exclusivity. The work performed for Company under this Agreement is not exclusive. Company and Consultant each retain the right to contract for similar services with other individuals and businesses. Consultant shall be free to undertake additional activities for another party provided that such activities do not unreasonably interfere with execution of the Services under this Agreement or otherwise violate this Agreement, including Sections 8, and 9.

18.           [Intentionally Omitted.]

19.           General Terms.

A.            Governing Law; Venue. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the law of the state of Minnesota applicable to contracts executed in and performed entirely within such state, without reference to any choice of law principals thereof, but the specific performance provisions and right of Company to seek injunctive relief for Consultant’s breach of the covenants contained herein may also be enforced in any other state or country or nation wherever such breach occurs, and in accordance with the laws of such other state, country or nation, to the extent necessary to secure enforcement in such other jurisdiction. Each party: (i) agrees that all actions, claims or proceedings related to this Agreement shall be commenced and maintained exclusively in the State of Minnesota; and (ii) irrevocably consents to submit to the personal jurisdiction and venue of such Minnesota courts and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum.

B.             Waiver. The failure of any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right, power or privilege hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or privilege at any other time or times.

C.             Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which, when taken together, will be deemed to constitute one and the same agreement.

D.             Captions. The captions stated herein are for convenience only and are not intended to alter any of the provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

Company: VIREO HEALTH, INC.

Signature:	/s/ Kyle Kingsley

Print Name: Kyle Kingsley

Title: Chairman of the Board

Company: JOSHUA ROSEN

Signature:	/s/ Joshua Rosen

Print Name: Joshua Rosen

EXHIBIT A
to
Consulting Agreement

At the request of the Company Consultant will participate in activities related to the Goodness Growth Holdings, Inc. vs. Verano Holdings Corp. pending in the Supreme Court of British Columbia and any other tasks for the benefit of the Company at its discretion.

SCHEDULE 1